Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Announces Launch
Of Capital Markets Transactions
•	Proposed Concurrent Public Offerings of Common Stock and Convertible Notes

•	Tender Offer for 10% Senior Notes Due 2012
ABINGDON, Va., April 1, 2008 — Alpha Natural Resources, Inc. (NYSE: ANR) today announced that it intends to offer, subject to market and other conditions, $150 million of its common stock in an underwritten public offering. Alpha intends to grant the underwriters an over-allotment option to purchase up to an additional $22.5 million of its common stock.
Concurrently, Alpha also intends to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible senior notes due 2015 in an underwritten public offering. The convertible notes will be convertible under certain circumstances and during certain periods into (i) cash up to the aggregate principal amount of the convertible notes subject to conversion and (ii) cash, Alpha’s common stock or a combination thereof, at Alpha’s election, in respect of the remainder (if any) of Alpha’s conversion obligation. Alpha intends to grant the underwriters an over-allotment option to purchase up to an aggregate principal amount of $37.5 million of additional convertible notes on the same terms and conditions.
Alpha also today filed an amendment to its automatically effective shelf registration statement on file with the Securities and Exchange Commission to add debt securities to the types of securities it can offer under that registration statement. Both proposed offerings are being conducted under that registration statement.
The common stock offering and the convertible notes offering are being conducted as separate public offerings and are not contingent upon each other. Alpha expects that the gross proceeds from the two offerings would be approximately $400 million ($460 million if the underwriters exercise in full their over-allotment options). Alpha plans to use the net proceeds to repurchase up to the $175 million outstanding aggregate principal amount of its subsidiaries’ 10% Senior Notes due 2012 by means of the tender offer described below, as well as for other general corporate purposes, which may include acquisitions or investments in businesses, products or technologies and repayment of other indebtedness.
UBS Investment Bank and Citigroup Global Markets Inc. are acting as joint book-running managers of both offerings.
Alpha also announced today that its wholly owned subsidiaries Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. are commencing a cash tender offer and consent

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solicitation for the senior notes. Holders tendering their senior notes will be required to consent to the proposed amendments to the governing indenture, which would eliminate or make less restrictive substantially all of the restrictive covenants, as well as certain events of default, and related provisions in the indenture and eliminate certain conditions to defeasance. The tender offer and consent solicitation will expire at 11:59 p.m., New York City time, on April 28, 2008, unless extended or terminated earlier.
In order to be eligible to receive the total consideration of $1,060.50 per $1,000 principal amount of Notes, which includes a $20.00 consent payment, holders must validly tender their senior notes prior to a “consent payment deadline” of 5:00 p.m., New York City time, on April 14, 2008, unless extended or terminated earlier. Holders validly tendering their senior notes after the consent payment deadline but prior to the expiration date will be eligible to receive $1,040.50, which is an amount equal to the total consideration less the consent payment. In addition, payment for senior notes purchased will include accrued interest up to but excluding the applicable settlement date.
The tender offer and consent solicitation are conditioned upon the satisfaction or waiver of certain conditions, including the consummation of the common stock and the convertible notes offerings and that the net proceeds of the two offerings are sufficient to purchase the senior notes tendered. The terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 1, 2008, and the related Letter of Transmittal and Consent, which will be mailed to holders of the senior notes. UBS Investment Bank and Citi are acting as dealer managers for the tender offer and the consent solicitation.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of the securities will be made only by means of a prospectus, forming a part of the effective registration statement, the applicable preliminary prospectus supplement and other related documents. Copies of these documents can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171 Attn: Prospectus Department, at (888) 827-7275 (toll-free), extension x 3884 or from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.
For additional information regarding the terms of the tender offer and consent solicitation, please contact: UBS Investment Bank at (888) 719-4210 (toll-free) or Citi at (800) 558-3745 (toll-free). Requests for documents may be directed to Global Bondholder Services, which is acting as the depositary and information agent for the tender offer and consent solicitation, at (866) 612-1500 (toll-free).
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is

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high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.
ANRG
Investor/Media Contact: Ted Pile (276) 623-2920